Exhibit 99.1

Important Notice to all Executive Officers and Directors Concerning Restrictions on Trading Discover Financial Services Securities During Upcoming

401(k) Plan Blackout Period

July 21, 2010

Overview of Blackout Period and This Notice

Discover Financial Services ("Discover") is changing administrative vendors for its benefits center ("Benefits Central") for current and former employees. As a result of the move, there will be changes to how employees access the Benefits Central Web site and the team of representatives who assist employees. In addition, in connection with this move, Discover 401(k) Plan ("Plan") participants will be temporarily restricted from performing various transactions and obtaining information about their account. This period is called a "Blackout Period." During the Blackout Period, pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 104 of Regulation BTR under the Securities Exchange Act of 1934, as amended, executive officers and directors will be subject to certain trading restrictions, as described below.

Blackout Period

The Blackout Period for the Plan, during which participants will be unable to perform fund transfers, reallocations, provide investment directions, change contribution elections, enroll, or obtain a loan, withdrawal, or distribution from the Plan, is expected to begin at 3:00 p.m. Central time Friday, August 27, 2010 and at 8:00 a.m. Central time Wednesday, September 1, 2010.

Trading Restrictions

During the Blackout Period that is expected to begin at 3:00 p.m. Central time Friday, August 27, 2010 and at 8:00 a.m. Central time Wednesday, September 1, 2010, all executive officers and directors of Discover will be unable to trade in Discover common stock and derivative securities, including options, if such stock or securities were acquired in connection with employment or service as an executive officer or a director of Discover. These trading prohibitions also apply to Discover securities held by certain family members, in trust and by certain partnerships and corporations. Certain transactions are exempt from these rules, but the exemptions are narrow and executive officers and directors should consult with Law and Compliance before taking any action involving Discover stock during such Blackout Period.

These trading restrictions are in addition to the trading restrictions under Discover's Company-Wide Policy on Employee Trading: Access Personnel. If executive officers or directors engage in a transaction that violates these rules, they can be required to disgorge profits from the transaction and may be subject to civil and criminal penalties.

If executive officers participate in the Plan, they will receive additional information regarding the Blackout Period.

Questions

If executive officers or directors have any questions about the Blackout Period, its beginning or end dates or the trading restrictions, please contact Head of Human Resources at Discover Financial Services, 2500 Lake Cook Road, Riverwoods, IL 60015 (224) 405-0900.